                                                                   EXHIBIT 10.79

IMPERIAL BANK                                    September 24, 1996
9777 Wilshire Blvd.
Beverly Hills, CA 90212

Subject:  CREDIT TERMS AND CONDITIONS

Gentlemen:

To induce you to make loans to Microsemi Corporation; Microsemi Corp. - Scottsdale; Microsemi Corp. - Colorado; General Microcircuits, Inc.; Micro USPD, Inc.; Sertech Laboratories, Inc.; Salem Scientific, Inc.; Micro Quality Semiconductor, Inc.; and RPM-Micro, Inc. (herein collectively called "Borrower"), and in consideration of any loan or loans you, in your sole discretion, may make to Borrower, Borrower warrants and agrees as follows:

A. Borrower represents and warrants that:

     1. Existence and Rights. Microsemi Corporation is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, without limit as to the duration of its existence and is authorized and in good standing to do business in the State of California; Microsemi Corp.
- Scottsdale is a corporation duly organized and existing and in good standing under the laws of the State of Arizona, without limit as to the duration of its existence; Microsemi Corp. - Colorado is a corporation duly organized and existing and in good standing under the laws of the State of Colorado, without limit as to the duration of its existence; General Microcircuits, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of North Carolina, without limit as to the duration of its existence; Micro USPD, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, without limit as to the duration of its existence; Sertech Laboratories, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, without limit as to the duration of its existence; Salem Scientific, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, without limit as to the duration of its existence; Micro Quality Semiconductor, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of California, without limit as to the duration of its existence and is authorized and in good standing to do business in the State of California; RPM-Micro, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of Utah, without limit as to the duration of its existence and is authorized and in good standing to do business in the State of California. Borrower has powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each State in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the power and adequate authority to make and carry out this Agreement.

     2. Agreement Authorized. The execution, delivery and performance of this Agreement are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, by-laws, or Articles of Association, as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

     3.   No Conflict.  The execution, delivery and performance of this

Agreement are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

     4. Litigation. There is no litigation or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

     5. Financial Condition. The consolidated and consolidating balance sheets of Microsemi Corporation as of March 31, 1996, a copy of which has heretofore been delivered to you by Borrower, and all other statements and data submitted in writing by Borrower to you in connection with this request for credit are true and correct, and said balance sheet truly presents the financial condition of Borrower as of the date thereof, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the ordinary course of business. Borrower has no knowledge or any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as not conducted.

     6. Title to Assets. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by Section C.3 hereof.

     7. Tax Status. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

     8. Trademarks, Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

     9. Regulation U. The proceeds of this loan shall not be used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of The Federal Reserve system).

B. Borrower agrees that so long as it is indebted to you, under borrowings, or other indebtedness, it will, unless you shall otherwise consent in writing:

     1. Rights and Facilities. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

     2. Insurance. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment.

     3. Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

     a. The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

     b. It shall have set aside on its books reserves (aggregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.

     4. Net Worth and Working Capital. Borrower shall maintain a consolidated Tangible Net Worth (meaning the excess of all assets, excluding any value for good will, trademarks, patents, copyrights, leaseholds, organization expense and other similar intangible items, over its liabilities, excluding debt subordinated to Bank) of not less than $55,000,000; maintain consolidated Net Current Assets (i.e. working capital) of not less than $40,000,000; maintain a ratio of consolidated current assets to current liabilities of not less than
1.80 to 1.00; and maintain a ratio of consolidated debt (excluding debt subordinated to Bank) to Tangible Net Worth of not greater than 1.25 to 1.00, all as computed and determined in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower.

     5. Records and Reports. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit your representatives to have access to, and to examine its properties, books and records at all reasonable times during normal business hours; and furnish you:

     a. As soon as available, and in any event within forty-five (45) days after the close of each quarter, other than the last quarter, of each fiscal year of Borrower, commencing with the quarter next ending, a consolidated and consolidating balance sheet, profit and loss statement and reconciliation of Borrower's capital accounts as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower, subject, however, to year-end audit adjustments.

     b. As soon as available, and in any event within ninety (90) days after the close of each fiscal year of Borrower, a consolidated and consolidating report of audit of Company as of the close of and for such fiscal year, all in reasonable detail and stating in comparative form the figures as of the close of and for the previous fiscal year, with the unqualified opinion of accountants satisfactory to you.

     c. Within ninety (90) days after the end of each fiscal year of borrower, a certificate of chief financial officer or partner of Borrower, stating that Borrower has performed and observed each and every covenant contained in this Letter to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder of would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof;

     d. Promptly after the receipt thereof by Borrower, and in any event within copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim audit of the accounts of Borrower made by such accountants.

     e. Promptly after the same are available, copies of all such proxy statements, financial statements and reports as Borrower shall send to its stockholders, if any, and copies of all reports which Borrower may file with the Securities and Exchange Commission or any governmental authority at any time substituted therefor; and

     f. Such other information relating to the affairs of Borrower as you reasonably may request from time to time.

     6. Notice of Default. Promptly notify Bank in writing of the occurrence of any event of default hereunder or event which, upon the notice and lapse of time, would be an event of default.

C. Borrower agrees that so long as it is indebted to you, it will not, without your written consent, such consent not to be reasonably denied:

     1. Type of Business; Executive Management. Make any substantial change in the character of its business; or make any change in its executive management.

     2. Outside Indebtedness. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from you except obligations now existing as shown in the financial statement dated March 31, 1996, excluding those being refinanced by your bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due to become due.

     3. Liens and Encumbrances. Create, incur, or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any asset now owned, other than existing liens disclosed on the financial statement referenced in 2 above, liens for taxes not delinquent and liens in your favor.

     4. Loans, Investments, Secondary Liabilities. Make any loans or advances to any person or other entity other than in the ordinary course and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

     5. Acquisition or Sale of Business; Merger or Consolidation. Purchase or otherwise acquire the assets or business of any person or other entity in excess of $3,000,000 in the aggregate in any fiscal year; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

     6. Dividends, Stock Payments. Borrower may declare or pay dividend or make a distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock so long as it is in compliance with all financial covenants herein and so long as said dividend payments, distributions or purchases shall not cause a default under the financial covenants; and so long as Borrower is not in default of any of its obligations to Imperial Bank.

     7. Capital Expenditures. Make or incur obligations for capital expenditures in excess of $7,000,000 in the period from the date hereof to September 30, 1996 or in excess of $7,000,000 in any one fiscal year thereafter.

     D. The occurrence of any of the following events of default shall, at your option, terminate your commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to you immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

     1. Failure to Pay Note. Failure to pay any installment of principal of or interest on any indebtedness of Borrower to you.

     2. Breach of Covenant. Failure of Borrower to perform any other term or condition of this agreement binding upon Borrower, where such breach has a material consequence.

     3. Breach of Warranty. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

     4. Insolvency; Receiver or Trustee. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

     5. Judgments, Attachments. Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period of 10 days or in any event later than five days prior to the date of any proposed sale thereunder.

     6. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall be consented to.

E.   Miscellaneous Provisions.

     1. Failure or Indulgence Not Waiver. No failure or delay on the part of Bank or any holder of Notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this agreement or any note issued in connection with a loan that Imperial Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     2. Proposal Letter and Addendum to Loan Documents. The Proposal Letter dated June 18, 1996, a copy of which is attached as Exhibit A (the "Letter") and the Addendum to Loan Documents, a copy of which is attached as Exhibit B (the "Addendum"), are hereby incorporated by reference and the provisions of each shall apply to the credit to Borrower. In the event of any conflict in the provision of this Agreement and the Letter, the provisions of the Letter shall prevail. In the event of any conflict in the provisions of any of the other Loan documents and the Addendum, the provisions of the Addendum shall prevail.

MICROSEMI CORPORATION

MICROSEMI CORP.-SCOTTSDALE

MICROSEMI CORP.-COLORADO

GENERAL MICROCIRCUITS, INC.

MICRO USPD, INC.

SERTECH LABORATORIES, INC.

SALEM SCIENTIFIC, INC.

MICRO QUALITY SEMICONDUCTOR, INC.

RPM-MICRO, INC.

("BORROWER")


BY:  /s/ Philip Frey, Jr.
     --------------------
     Philip Frey, Jr.
     President and CEO

                                  EXHIBIT "A"
                                  -----------



June 18, 1996



Mr. Philip Frey, Jr.
Chairman of the Board, President and CEO
Microsemi Corporation
2830 South Fairview Street
Santa Ana, Ca 92704

Dear Mr. Frey:

Based on our discussions concerning the financing needs of Microsemi Corporation & Subsidiaries ("Borrower"), and based on our review of the information provided to date, Imperial Bank ("Bank") is pleased to propose the following financial arrangements. The matters outlined herein constitute a proposal as to certain of the terms and conditions under which the Bank may provide working capital financing. It is intended to be used as a vehicle to confirm certain understandings, encourage continued discussions and further the due diligence, and does not constitute a commitment on the part of the Bank at this time.

Borrower:      Microsemi Corporation & Subsidiaries

Facility Type
and Amount:  $15,000,000 revolving line of credit.

               Within the line of credit, Borrower may utilize eligible Bankers Acceptances to an aggregate of $5,000,000 with each Bankers Acceptance in an amount not less than $500,000. The tenor of each Bankers Acceptance will be, at the option of Borrower, from 30 to 90 days.

Purpose: A line of credit under which Bank will make advances to Borrower from time to time up to and including the maturity date as referenced below, the proceeds of which shall be used for general operating needs. Initial funding will retire revolving debt and term loan balance under current line of credit with Coast Business Credit and participant.

Interest Rate
and Fees:      Advances:

               Zero percent (0.00%) in excess of Imperial Bank's announced Prime Rate as it may vary from time to time. Interest will be payable monthly, and is calculated on a 360 day basis.

               Bankers Acceptances:

               Two percent (2.00%) in excess of Imperial Bank's announced Bankers Acceptance Rate for the term selected by Borrower. Interest charged will be calculated at a discount from the face amount of the Bankers Acceptance created by Bank on the behalf of Borrower, based on a 360-day year.

               A one-quarter percent (0.25%) loan fee, or $37,500, payable at loan closing.

               A one-eighth percent (0.125%) unused commitment fee, computed and payable quarterly based on the difference between the facility amount and the average outstanding principal balance for the period then-ended. However, if the average outstanding borrowings exceed $8,000,000 for any such period, there shall be no unused commitment fee for such period.

Repayment
Schedule:      Interest only; due monthly on the first day of each month.
               Principal due at maturity.

Maturity:      364 days.

Collateral:    Borrower shall execute a Security Agreement and UCC-1 Financing
               Statement providing Bank with a first priority security interest in all corporate assets including, but not limited to, accounts receivable, inventory, equipment and general intangibles.

Principal Loan Covenants:

               All extension of credit proposed by the Bank to Borrower, as set forth herein will be subject to and governed by a Security and Loan agreement and a Credit Terms and Conditions Agreement acceptable to Bank. These terms and conditions may include, but not be limited to, the following:

          1) Submit quarterly 10-Q financial reports within forty-five (45) days following end of each quarter.

          2) Submit annual audited financial statements (together with Form 10-K) audited by an independent accounting firm acceptable to Bank, within ninety (90) days of each fiscal year end.

          3)   Submit 12-month financial projections quarterly within forty-five
               (45) days following end of each quarter.

          4) Borrower will be required to maintain profitable operations on a quarterly basis.

          5) Borrower will be required to maintain yet to be determined minimum levels for working capital, current ratio, quick ratio, and tangible net worth, and a maximum leverage ratio. Borrower will be required to comply with other covenants that Bank may deem appropriate.

          6)   All other information that Bank may reasonably request.

Conditions Precedent to Lending:

          1)   Satisfactory completion of Bank's due diligence process.

          2) No material adverse change in Borrower's financial condition prior to funding.

          3) Formal credit approval by Imperial Bank and issuance of a formal commitment.

          4) Evidence satisfactory to Imperial Bank of the perfections of all security interests to be granted by Borrower to Bank.

          5) Completion of documentation and final terms of the proposed financing satisfactory to Bank.

Confidentially:

This letter is provided solely for your information and is delivered to you with the understanding that neither it, nor its substance, shall be disclosed to any third person, except those who are in confidential relationship with you, or where the same is required by law.

This letter is meant to be a working document, outlining the general terms and conditions under which Imperial Bank would be willing to consider a financing arrangement for Microsemi Corporation and Subsidiaries. It is not meant to be a comprehensive list of terms and conditions that may apply to any future commitment or any credit agreement or other document that may be entered into by and between Bank and Borrower. Rather, it is intended to only outline certain basic points of business understanding around which further discussions may take place.

Please understand that by approval of this proposal you acknowledge that it is issued at a time when the Bank has not undertaken a full business, credit and legal analysis of the Borrower. As a result of further analysis and investigation by us, or by reason of information of which we are not now aware, impediments to closing may be discovered.

We may require that the arrangements be restructured or otherwise modified to make allowance for such impediments, or they may be so serious as to prevent the closing of these financial arrangements.

We hope this proposal is acceptable to you, and request that you execute the enclosed copy of this letter and return it to us prior to June 21, 1996, at which time this proposal will expire.

We look forward to your decision soon and to the possibility of establishing a long and mutually beneficial relationship with you and your fine company.

Sincerely,

IMPERIAL BANK

/s/ Alan D. Hackney                    /s/ C.H. Avis
-------------------                    ----------------
Alan D. Hackney                        C.H. Avis
Vice President                         Regional Vice President


ACKNOWLEDGED AND ACCEPTED BY:

Microsemi Corporation & Subsidiaries  Date: 6/19/96
                                            -------


/s/ Philip Frey, Jr.
------------------
Philip Frey, Jr., Chairman of the Board, President and CEO


cc: David R. Sonksen, VP Finance, CFO, Treasurer and Secretary

                     MICROSEMI CORPORATION & SUBSIDIARIES
                     ------------------------------------
                     PROPOSED PRIMARY FINANCIAL COVENANTS
                     ------------------------------------


MINIMUM WORKING CAPITAL:                  $40,000,000

MINIMUM CURRENT RATIO:                         1.80:1

MINIMUM TANGIBLE NET WORTH*:              $55,000,000

MAXIMUM DEBT TO TANGIBLE NET WORTH*:           1.25:1

CAPITAL EXPENDITURES:                     $ 7,000,000       per annum

*Including Subordinated Debt

                          ADDENDUM TO LOAN DOCUMENTS


     This addendum is executed as of September 24, 1996 by Microsemi Corporation; Microsemi Corp.-Scottsdale; Microsemi Corp.-Colorado; General Microcircuits, Inc; Micro USPD, Inc.; Sertech Laboratories, Inc.; Salem Scientific, Inc.; Micro Quality Semiconductor, Inc.; and RPM-Micro, Inc. (herein collectively called "Borrower", "Debtor" or "Obligor") and Imperial Bank ("Bank") in connection with the Loan Documents for the $15,000,000 credit facility. The provisions hereof shall modify and amend all such Loan Documents to the extent applicable to effect the provisions hereof.

     1.   Defaults shall be defined as follows:

     (a) Obligor's failure to pay any agreed upon or liquidated monetary obligation under any document or instrument with Bank if not paid within ten
(10) days of the due date;

     (b) Obligor's failure to perform any non-monetary obligations or breach of any warranty under any agreement, document or instrument with Bank if not cured within thirty (30) days after the date for performance.

     (c) Any actual or reasonably anticipated deterioration of the Collateral or in the market price thereof not covered by insurance and in an amount greater than $500,000 which causes the Collateral, in Bank's judgment, to become unsatisfactory as security which continues thirty (30) days after written notice from Bank to Obligor and opportunity to cure.

     (d) Any levy, seizure or attachment against Borrower or any material amount of Collateral if not stayed or released within thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

     (e) Termination of business, assignment for creditors, acknowledgment in writing by the Borrower or any Obligor of insolvency, appointment of a receiver if not stayed within thirty (30) days, or the filing of any petition under bankruptcy or debtor's relief laws either by or consented to by Obligor or Borrower or any guarantor of the Debt or against the same if not set aside, withdrawn, stayed, or ceasing to be in effect within thirty (30) days after such filing;

     (f) Any warranty or representation which is false or is believed by Bank to be false in any material respect when made following thirty (30) days from written notice by Bank to Obligor and opportunity therein to cure.

     2. Collateral shall exclude money and property from time to time delivered to and deposited with Bank of America, its successors or assigns, as collateral for the repayment of Debtor's obligations under a Reimbursement Agreement dated as of February 1, 1985, as amended, between Debtor and such bank, and all proceeds thereof.

     3. Notwithstanding Section 5(e) of the General Security Agreement, Debtor or any Obligor may compromise, settle or adjust any account or renew or settle or extend the time for payment thereof in the ordinary course of its business.

     4. The power attorney granted to Bank in Section 10 of the General Security Agreement shall only be applicable of upon the occurrence of an event of default.

     This Addendum is executed on behalf of the parties by duly authorized representatives as of the date first above written.


                                  MICROSEMI CORPORATION

                                  MICROSEMI CORP.-SCOTTSDALE

                                  MICROSEMI CORP.-COLORADO

                                  GENERAL MICROCIRCUITS, INC.

                                  MICRO USPD, INC.

                                  SERTECH LABORATORIES, INC.

                                  SALEM SCIENTIFIC, INC.

                                  MICRO QUALITY SEMICONDUCTOR, INC.

                                  RPM-MICRO, INC.


                                  BY: /s/ PHILIP FREY, JR.
                                      --------------------
                                      Philip Frey, Jr.
                                      President and CEO


                                  IMPERIAL BANK


                                  By: _________________


                                  By: _________________